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                                                                      EXHIBIT 23


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Numbers 33-06335, 33-18381, 33-25575, 33-33695, and 33-37623 (Microsoft Corporation 1981
Stock Option Plan), 33-44302, 33-51583, and 333-06298 (Microsoft Corporation 1991 Stock Option Plan), 33-37622 (Microsoft Corporation 1991 Employee Stock Purchase Plan), 33-10732 (Microsoft Corporation Savings Plus Plan), 33-36498 (Microsoft Corporation Stock Option Plan for Non-Employee Directors), 33-45617 (Microsoft Corporation Stock Option Plan for Consultants and Advisors), 333-16665 (Microsoft Corporation 1997 Employee Stock Purchase Plan), 333-61729 (Microsoft Corporation 1998 Special Stock Award Program), 333-75243 (Microsoft Corporation Savings Plus 401(k) Plan), 333-91755 (Microsoft Corporation 1999 Stock Option Plan for Non-Employee Directors), and 33-06298 and 333-52852 (Microsoft Corporation 2001 Stock Plan) of Microsoft Corporation on Forms S-8, and 33-29823, 33-34794, 33-36347, 33-46958, 33-49496, 33-56039, 33-57277, 33-
57899, 33-58867, 33-62725, 33-63471, 33-64870, 333-00857, 333-01177, 333-02759,
333-05961, 333-8081, 333-12441, 333-17143, 333-18055, 333-18195, 333-23621, 333-
31803, 333-37841, 333-41387, 333-43449, 333-45989, 333-52377, 333-61507, 333-
65813, 333-69027, 333-75389, 333-79461, 333-89793, 333-94499, 333-38694, 333-
40998, 333-47814, 333-53378, and 333-60782 of Microsoft Corporation on Forms
S-3, and 333-26411, 333-90119, and 333-54810 of Microsoft Corporation on Forms S-4, of our report dated July 19, 2001 (September 6, 2001 as to the second paragraph of Contingencies note) appearing in this Annual Report on Form 10-K of Microsoft Corporation for the year ended June 30, 2001.



Seattle, Washington
September 12, 2001